Exhibit 99.1

Longs Reports Preliminary January and Fiscal 2007 Revenues

WALNUT CREEK, CA (February 1, 2007) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total revenues of $384.8 million for the four-week period ended January 25, 2007, a 6.7% increase from total revenues of $360.8 million in the comparable period a year ago.

Preliminary January total retail drug store sales were $360.3 million, an increase of 5.2% from $342.4 million in the comparable period last year. Pharmacy sales were 52.5% of total drug store sales compared with 51.7% a year ago. Retail drug store same-store sales increased 3.4% compared with last year. Pharmacy same-store sales increased 4.2% and front-end same-store sales increased 2.5%.

Preliminary total revenues of $1.34 billion for the thirteen weeks ended January 25, 2007, were 8.0% higher than the $1.24 billion reported in the comparable period last year. Preliminary total retail drug store sales for the quarter were $1.26 billion, a 3.9% increase from $1.22 billion in the comparable period last year. Pharmacy sales were 48.3% of total drug store sales during the period, compared with 47.1% a year ago. Retail drug store same-store sales increased 2.1% with pharmacy same-store sales increasing 3.7% and front-end same-store sales increasing 0.8%.

Preliminary total revenues of $5.10 billion for the fifty-two weeks ended January 25, 2007, were 9.2% higher than the $4.67 billion reported in the comparable period last year. Preliminary total retail drug store sales for fiscal 2007 were $4.78 billion, a 3.5% increase from $4.62 billion in the comparable period last year. Pharmacy sales were 50.4% of total drug store sales during the period, compared with 48.6% a year ago. Retail drug store same-store sales increased 2.0% with pharmacy same-store sales increasing 5.1% and front-end same-store sales decreasing 0.9%.

About the Company

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 509 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.